Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-163550
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated April 6, 2010)
Grubb & Ellis Company
7,575,750 Shares of Common Stock
125,000 Shares of 12% Cumulative Participating Perpetual Convertible Preferred Stock
     This Prospectus Supplement No. 1 supplements the prospectus dated April 6, 2010, or the Prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-163550). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2010 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
     The Prospectus and this prospectus supplement relate to the disposition of up to 125,000 shares of our outstanding 12% Cumulative Participating Perpetual Convertible Preferred Stock, which we refer to herein as our “12% Preferred Stock”, and up to 7,575,750 shares of our common stock issuable upon conversion of our 12% Preferred Stock that may be sold by the selling stockholders identified in the Prospectus. We have registered the offer and sale of such shares of 12% Preferred Stock and such shares of common stock to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the shares of 12% Preferred Stock or shares of common stock by the selling stockholders.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On April 5, 2010, the last reported sales price for our common stock was $2.25.
     This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 6, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

GRUBB & ELLIS COMPANY
 (Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed on a Current Report on Form 8-K filed by Grubb & Ellis Company (the “Company”) on January 5, 2010, as amended on January 6, 2010 (the “Form 8-K/A”), on December 29, 2009, GERA Abrams Centre LLC (“Abrams”) and GERA 6400 Shafer LLC (“Shafer” and together with Abrams, collectively, the “Borrower”), each a subsidiary of the Company, modified the terms (the “Amendment”) of that certain $42.5 million loan initially due on July 9, 2009 (the “Loan”) by and among the Borrower and Tremont Net Funding II, LLC (the “Lender”) under that certain (i) Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, dated as June 15, 2007, which grants Lender a first priority lien on that certain property located at 9330 LBJ Freeway, Dallas, Texas 75231 (the “Abrams Property”) and (ii) Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of June 15, 2007, which grants Lender a first priority lien on that certain property located at 6400 Shafer Court, Rosemont, Illinois.

The Amendment, among other things, provided for a deed transfer of the Abrams Property from the Borrower to the Lender on March 31, 2010. Accordingly, on March 31, 2010, the Abrams Property was transferred from the Borrower to an affiliate of Lender for nominal consideration pursuant to a special warranty deed recorded on March 31, 2010 (the “Special Warranty Deed”), the form of which was previously filed by the Company as Exhibit 10.4 to the Form 8-K/A.

Item 9.01 Financial Statements and Exhibits.

(d)  The following are filed as Exhibits to this Current Report on Form 8-K:

99.1  Special Warranty Deed for GERA Abrams Centre LLC recorded on March 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By:	/s/ Andrea R. Biller

Andrea R. Biller
Executive Vice President, General Counsel and Corporate Secretary

Dated: April 6, 2010

Exhibit 99.1
SPECIAL WARRANTY DEED

WHEN RECORDED PLEASE RETURN TO:	ELECTRONICALLY RECORDED 201000077739 03/31/2010 12:13:02 PM DEED 1/6
Erik F. Andersen, Esq.
Riemer & Braunstein LLP
7 Times Square, Suite 2506
New York, New York 10036
NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE
OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN
INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR
SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

STATE OF TEXAS COUNTY OF DALLAS	§ § §
GERA ABRAMS CENTRE LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, has Granted, Bargained, Sold, and Conveyed, and by these presents does Grant, Bargain, Sell, and Convey, unto TSLF Abrams, LLC, a Delaware limited liability company, having an address of 200 State Street, Boston, Massachusetts 02109, (a) all that certain real property situated in the County of Dallas, State of Texas, and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, (b) together with all buildings and improvements now or hereafter situated thereon, and the lessor’s or landlord’s interest in all space leases or occupancy agreements covering all or any portion thereof and the buildings and improvements situated thereon, and (c) together with all of the right, title and interest in and to the easements in anywise appertaining or belonging thereto (collectively, the “Property”).
This Special Warranty Deed is made and accepted expressly subject to the matters set forth in Exhibit B attached hereto and made a part hereof for all purposes.
This Special Warranty Deed, and the conveyance made hereby, is being executed, delivered and accepted in lieu of foreclosure of the liens on the Property securing a certain loan (“Loan”), and as an absolute conveyance to Grantee of the Property, including specifically but without limitation, any equity or rights of redemption of Grantor or any other person liable thereon or thereto.

Notwithstanding the satisfaction of Grantor’s liability (collectively, the “Loan Documents”) under the Loan, the indebtedness evidenced by all loan document security instruments shall not be terminated or cancelled, nor shall the collateral which secures the Loan be released, nor the liens of the Loan Documents cancelled. It is the express intent of the parties that the Property conveyed by this Special Warranty Deed shall not merge with the interest or rights of the lender under the Loan Documents, but will be and remain at all times separate and distinct, and Grantee may hereafter sell or otherwise transfer the Property free and clear of all rights of Grantor.
The priority of the liens of the Loan Documents which grant the lender thereunder a lien on the Property is intended to be and shall remain in full force and effect nothing herein or in any instruments or documents executed in connection herewith shall be construed to subordinate the priority of such liens to any other liens or encumbrances whatsoever.
If the conveyance of the Property from Grantor to Grantee is voided, avoided or set aside for any reason whatsoever, (i) the liens of the Loan Documents which grants the lender thereunder a lien on the Property will be automatically revived and reinstated even if they have previously been released, in whole or in part, by Grantee, and (ii) Grantee shall have the right to foreclosure the liens and take such other action permitted by the documents creating, perfecting or evidencing the liens and by the laws of the State of Texas.
TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances belonging in any way to the Property, unto the said Grantee, its successors and assigns forever, and Grantor binds itself and its successors and assigns to warrant and forever defend all and singular the Property to Grantee, its successors and assigns, against every person lawfully claiming or to claim all or any part of the Property, by, through, or under Grantor, but not otherwise.
IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed December 21, 2009 to be effective as of March 31, 2010.

GRANTOR: GERA ABRAMS CENTRE LLC, a Delaware limited liability company
By:	/s/ Richard W. Pehlke
	Name:	Richard W. Pehlke
	Title:	EVP

STATE OF Illinois COUNTY OF Cook	§ § §
This instrument was acknowledged before me on December 21, 2009, by Richard W. Pehlke,  ________  of Grubb & Ellis, a  ________  ,  ________  on behalf of said  ________  ..

/s/ Tiffany Schultz
Notary Public, State of	Illinois

Tiffany Schultz
Printed name of notary

My Commission Expires:	6/8/10

OFFICIAL SEAL TIFFANY SCHULTZ NOTARY PUBLIC – STATE OF ILLINOIS MY COMMISSION EXPIRES: 06/06/10

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY
BEING an 8.2408 acre tract of land situated in the J.D. Hamilton Survey, Abstract No. 647, Dallas County, Texas, further being all of Lot 1, Block 8413, Abrams, Centre Addition, an addition to the City of Dallas according to the plat thereof recorded in Volume 82250, Page 4794, Deed Records, Dallas County, Texas, and part of Lot 2C, Block A/8413, Second Revision of Hyde Addition, an addition to the City of Dallas according to the plat thereof recorded in Volume 80197, Page 2968, Deed Records, Dallas County, Texas, also being all of that certain tract conveyed to AGF Abrams Exchange, Ltd. by Special Warranty Deed recorded in Volume 98009, Page 01951, Deed Records, Dallas County, Texas, said 8.2408 acre tract being more particularly described as follows:
BEGINNING at an axle found for corner in the southwest line of I.H. 635 (LBJ Frwy), at the southeast corner of Lot 2D of said Hyde Addition common with the northeast corner of said Lot 1, Abrams Centre Addition;
THENCE S49°03’44”E along the said southwest line I.H. 635, a distance of 610.41 feet to a 5/8” iron rod found for corner;
THENCE S49°48’46”E continuing along the said southwest line I.H. 635, a distance of 134.84 feet to a 5/8” iron rod found for corner at the northeast corner of Lot 1A, Block 8412, Days Inn of America 2 addition recorded in Volume 95174, Page 4104, Deed of Records, Dallas County, Texas;
THENCE N89°44’51”W departing the said southeast line I.H. 635 and along the north line of said Lot 1A, Days Inn of America 2 addition, at 463.39 feet passing a 1” iron pipe found at the northeast corner of said Lot1A, Days Inn of America 2 addition, also the northeast corner of Lot 2, Block 8412, Forest Lane Apartments Addition recorded in Volume 71008, Page 1443, Deed Records, Dallas County, Texas, and continuing, along the north line of said Forest Lane Apartments Addition in all, a total distance of 1024.22 feet to a 5/8” iron rod set for corner in the north line of a City of Dallas tract in Block 8411, at the southeast corner of a State of Texas tract in Block 1/8414;
THENCE N00°12’08”W along east line of said State of Texas tract, at 366.86 feet passing a capped iron rod found at the north end of the east terminus line of a 15’ Alley, at the southeast corner of Lot 1A, Block 1/8414, Hallmark Industrial Park addition, recorded in Volume 93229, Page 6540, Deed Records, Dallas County, Texas, and continuing, along the east line of said Hallmark Industrial Park addition, in all, a total distance of 482.47 feet to a 5/8” iron rod found for corner in the west line of the aforementioned Lot 2C, Block A/8413;
THENCE EAST departing the east line of said Hallmark Industrial Park addition, crossing said Lot 2C then along the south line of Lot 2D, Block A/8413 of the aforementioned Second Revision of Hyde Addition, a distance of 461.78 feet to the POINT OF BEGINNING and containing 358,969 square feet or 8.2408 acres of land, more or less.

EXHIBIT B
PERMITTED ENCUMBRANCES
Easement executed by Leo Galletta, et al to the City of Dallas, dated 6/1/1967, filed 7/13/1967, recorded in Volume 67136, Page 661 of the Real Property Records, Dallas County, Texas, as shown on plat recorded in Volume 82250, Page 4794, Map Records, Dallas, County, Texas.
Easement executed by Leo John Galletta, Jr., et al, to Dallas Power & Light Company and Southwestern Bell Telephone Company dated 6/25/1969, filed 7/181969, recorded in Volume 69140, Page 940 of the Real Property Records, Dallas County, Texas, as shown on plat recorded in Volume 82250, Page 4794, Map Records, Dallas County, Texas.
Easement executed by Leo Galletta, et al to Lone Star Gas Company, dated 7/21/1970, filed 8/17/1970, recorded in Volume 70159, Page 1424 of the Real Property Records, Dallas County, Texas, as shown on plat recorded in Volume 82250, Page 4794, Map Records, Dallas County, Texas.
Easement executed by The Abrams Joint Venture to Dallas Power & Light Company and Southwestern Bell Telephone Company, dated 3/30/1982, filed 4/28/1982, recorded in Volume 82084, Page 1843 of the Real Property Records, Dallas County, Texas.
Easement executed by The Abrams Joint Venture to Dallas Power & Light Company and Southwestern Bell Telephone Company, dated 2/11/1983, filed 3/16/1983, recorded in Volume 83054, Page 3251 of the Real Property Records, Dallas County, Texas.
Easement executed by Richard S. Scott to Southwestern Bell Telephone Company, dated 3/13/1986, filed 4/10/1986 recorded in Volume 86071, Page 144 of the Real Property Records, Dallas County, Texas.
The following easements as shown on plat recorded in Volume 80197, Page 2968, Map Records, Dallas County, Texas: Existing thirty foot water and sanitary sewer easement along the West property line; Fifteen foot ingress & egress easement over the East property line.
The following easements as shown on plat recorded in Volume 82250, Page 4794, Map Records, Dallas County, Texas: Thirty foot by fifteen foot water main easement along the Northeast property line; Ten foot water line easement along the South property line; Southwestern Bell Telephone underground cable easement along the South property line.
Rights of tenants, and assigns, as tenants only, under currently effective lease agreements.
Terms, conditions, provisions and stipulations of Lease Agreement, as evidenced by Memorandum of Lease by and between Abrams Office Center, Ltd., a Texas limited partnership as Lessor and Abraham Azoulay as Lessee, dated 9/21/2004, filed 9/24/2004, recorded in Volume 2004185, Page 6730, Real Property Records, Dallas County, Texas.

Deed of Trust dated 6/15/2007, filed 6/19/2007, recorded in Clerk’s File No. 20070219141, Real Property Records, Dallas County, Texas, executed by Gera Abrams Centre LLC, a Delaware limited liability company, securing the payment of one note in the maximum principal amount of $42,500,000.00, bearing interest and payable as therein provided to the order of Wachovia Bank, National Association. Said lien being additionally secured by Assignment of Leases and/or Rents recorded in Clerk’s File No. 20070219142, Real Property Records, Dallas County, Texas. Said Note and Deed of Trust being modified and/or extended by instrument recorded in Clerk’s File No. 20070286321, Real Property Records, Dallas County, Texas. Said lien having been assigned to Tremont Net Funding II, LLC, by instruments filed 1/7/2008, recorded in Clerk’s File No. 20080005729 and in Clerk’s File No. 20080005730, Real Property Records, Dallas County, Texas.
1187343.3

Filed and Recorded Official Public Records John F. Warren, County Clerk Dallas County, Texas 03/31/2010 12:13:02 PM $36.00 201000077739
/s/ John F. Warren